Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-188929, 333-213602, 333-218388, 333-225582, 333-232081, 333-238967, 333-256900, 333-265323 and 333-272661 on Form S-8 and Registration Statement No. 333-191522 on Form S-3 of our reports dated February 21, 2024 relating to the consolidated financial statements of PennyMac Financial Services, Inc., and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Los Angeles, California

February 21, 2024